                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              Vivid Technologies
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                              Vivid Technologies
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                           VIVID TECHNOLOGIES, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 25, 1998

TO THE STOCKHOLDERS OF VIVID TECHNOLOGIES, INC.

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Vivid Technologies, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, February 25, 1998 at 9:00 a.m., local time, at the offices of the Company, 10E Commerce Way, Woburn, Massachusetts 01801 for the following purposes:

    1. To elect two Class I directors, each to hold office until the 2001 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on January 5, 1998 are entitled to notice of and to vote at the meeting and any continuation or adjournment thereof. All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                          By order of the Board of Directors

                                          Lawrence M. Levy, Secretary

Woburn, Massachusetts
January 20, 1998


                                   IMPORTANT

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

                        THANK YOU FOR ACTING PROMPTLY.

                           VIVID TECHNOLOGIES, INC.

                               ----------------

                                PROXY STATEMENT

                      1998 ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 25, 1998

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Vivid Technologies, Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, February 25, 1998, at 9:00 a.m., local time (the "Annual Meeting"), or at any continuation or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of the Company, 10E Commerce Way, Woburn, Massachusetts 01801. This proxy statement, the accompanying proxy card and the annual report to stockholders are first being mailed to stockholders on or about January 20, 1998.

RECORD DATE AND STOCK OWNERSHIP

  Only stockholders of record at the close of business on January 5, 1998 are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on January 5, 1998, there were outstanding and entitled to vote 9,525,101 shares of common stock of the Company, par value $.01 per share ("Common Stock"). Each stockholder is entitled to one vote for each share of Common Stock.

REVOCABILITY OF PROXIES

  Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 10E Commerce Way, Woburn, Massachusetts 01801, written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

  The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented by proxy at the Annual Meeting is required for the election of directors. A majority of the shares of Common Stock outstanding is required to be present or represented by proxy at the Annual Meeting in order to constitute the quorum necessary to take action at the Annual Meeting.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector of elections will treat broker non-votes and abstentions as Common Stock that is present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. Abstentions, including broker non-votes, will have no effect on the outcome of the vote for the election of directors.

  All costs of this solicitation of proxies will be borne by the Company. The Company has retained American Stock Transfer & Trust Company to aid in the solicitation of proxies from stockholders, banks and other institutional nominees. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitations by directors, officers, or employees of the Company. No additional compensation will be paid for any such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

  Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than September 22, 1998, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  At the Meeting, two Class I directors are to be elected to serve for a term of three years, until the 2001 Annual Meeting of Stockholders, and until their respective successors have been elected and qualified. Mr. S. David Ellenbogen and Dr. Jay A. Stein have been nominated by the Board of Directors for election as directors. Both of these nominees are currently serving as directors of the Company.

  In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as director. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

  Set forth below is certain biographical information with respect to the nominees, including the year in which the nominees term would expire, if elected, and with respect to each of the Class II and Class III directors whose terms will continue after the Meeting. The nominees for Class I director are indicated by an asterisk.

                                                                  YEAR TERM EXPIRES,
                                                         DIRECTOR    IF ELECTED,
          NAME           AGE          POSITION            SINCE       AND CLASS
          ----           ---          --------           -------- ------------------
*S. David Ellenbogen.... 59  Chairman of the Board and     1989     2001-Class I
                              Chief Executive Officer
*Jay A. Stein........... 55  Senior Vice President,        1989     2001-Class I
                              Technical Director and
                              Director
L. Paul Bremer III...... 56  Director                      1996     2002-Class II
Gerald Segel............ 75  Director                      1996     2002-Class II
Frank Kenny............. 53  Director                      1989     2003-Class III
Glenn P. Muir........... 37  Director                      1996     2003-Class III

  Mr. Ellenbogen, a co-founder of the Company, has served as its Chief Executive Officer and a director since its organization in June 1989 and served as its President from June 1989 until February 1997. Mr. Ellenbogen is also a co-founder of Hologic, Inc. ("Hologic"), a developer, manufacturer and seller of X-ray and other bone densitometers, served as its President from October 1985 until May 1994, and is currently its Chairman of the Board and Chief Executive Officer. Prior to founding Hologic, Mr. Ellenbogen served as President, Treasurer and a director of Diagnostic Technology, Inc. ("DTI"), which he co-founded in 1981. DTI, which developed an X-ray product for digital angiography, was acquired in 1982 by Advanced Technology Laboratories, Inc. ("ATL"), a wholly-owned subsidiary of Squibb Corporation. Mr. Ellenbogen was involved in the management of the digital angiography group of ATL from 1982 to 1985. Mr. Ellenbogen is employed by Hologic and performs part-time management services for the Company pursuant to a management agreement between the Company and Hologic. See "Certain Transactions."

  Dr. Stein, a co-founder of the Company and Hologic, has served as its Senior Vice President, Technical Director and a director since their organization. Dr. Stein co-founded DTI with Mr. Ellenbogen in 1981, served as Vice President and Technical Director of DTI and was Technical Director of the digital angiography group of its successor, ATL, from 1982 to 1985. Dr. Stein received a Ph.D. in Physics from The Massachusetts Institute of Technology. He is the principal author of fifteen patents involving X-ray technology. Dr. Stein is employed by Hologic and performs part-time management services for the Company pursuant to a management agreement between the Company and Hologic. See "Certain Transactions."

  Ambassador Bremer has been a director of the Company since July 1996. Ambassador Bremer has served as a Managing Director of Kissinger Associates, Inc., a strategic consulting firm headed by former Secretary of State Henry Kissinger, since 1989. Prior to joining Kissinger Associates, Ambassador Bremer held numerous positions in the United States Diplomatic Service, including as the United States Ambassador to the Netherlands from 1983 to 1986, and as Ambassador-at-Large for Counter-Terrorism responsible for developing and implementing America's global policies to combat terrorism, from 1986 to 1989. Ambassador Bremer is a Trustee of the Economic Club of New York, serves on the Board of Advisors of the Russian-American Press and Information Center, and is a member of the International Institute for Strategic Studies and the Council of Foreign Relations. Ambassador Bremer also serves as a director of Air Products and Chemicals, Inc. See "Certain Transactions."

  Mr. Kenny has been a director of the Company since 1989. Mr. Kenny has served as Managing Director of Delta Partners Ltd., a venture capital company since June 1994. Mr. Kenny has also served as Managing Partner of Beta Partners, a venture capital company, since 1987. Mr. Kenny is also a director of Abacus Direct Corporation.

  Mr. Muir has been a director of the Company since October 1996. Mr. Muir, a Certified Public Accountant, served as Treasurer of the Company from August 1993 until October 1996 and served as Controller of the Company from the Company's inception until August 1993, under the Company's management agreement with Hologic. Mr. Muir has been the Vice President of Finance and Treasurer of Hologic since February 1992. Mr. Muir joined Hologic as its Controller in October 1988 and served in that capacity until February 1992.

  Mr. Segel has been a director of the Company since October 1996. Mr. Segel, currently retired, was Chairman of the Board of Tucker Anthony Incorporated from January 1987 to May 1990. From 1983 through January 1987 he served as President of Tucker Anthony Incorporated. Mr. Segel also serves as a director of Litchfield Financial, Inc., Boston Communications Group, Inc. and Hologic.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

  The Board of Directors met five times during the fiscal year ended September 30, 1997. Each director attended at least 75% of the meetings of the Board of Directors and each of its Committees on which they served.

  Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing a similar function.

  Messrs. Bremer, Kenny, Muir and Segel are currently the members of the Audit Committee. During fiscal 1997, the Audit Committee met one time with the Company's independent auditors. The Audit Committee reviews with the Company's independent auditors the scope of the audit for the year, the results of the audit when completed, the adequacy of the Company's internal control systems and financial reporting procedures.

  Messrs. Bremer, Kenny, Muir and Segel are currently the members of the Company's Compensation Committee. During fiscal 1997, the Compensation Committee met two times. The Compensation Committee determines the compensation to executive officers of the Company and issuance of stock options to the Board of Directors, officers, employees and affiliates, and administers the Company's 1989 Combination Stock Option Plan, 1996 Equity Incentive Plan, Employee Bonus Program, including profit sharing, and 401(k) Plan.

COMPENSATION OF DIRECTORS

  Each non-employee director receives (i) an annual retainer of $5,000, payable $1,250 per quarter, (ii) a director's meeting fee of $1,000 for each meeting of the Board of Directors at which the director was physically present and $500 for each meeting at which the director participated by telephone and
(iii) a committee meeting fee for each meeting of a committee of the Board of Directors at which the director was physically present, in the amount of $1,000 if the meeting was held on a day other than the day of a meeting of the Board of Directors and $500 if held on the same day as a meeting of the Board of Directors, but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board of Directors.

  Non-employee directors are also eligible to receive stock options pursuant to the Company's 1996 Non-Employee Director Stock Option Plan (the "Directors Plan"). The Directors Plan provides that each eligible non-employee director will be granted an option to acquire 10,000 shares, effective upon the date he is first elected to the Board of Directors. Each eligible director will also receive an option to acquire 2,500 shares each year. The initial grant of options to eligible directors under the Directors Plan vest at the rate of 20% per year, with the first installment vesting one year from the date of grant. The annual grant of options under the Directors Plan vest six months after the date of grant. The exercise price for all options granted under the Directors Plan is the fair market value of the shares of Common Stock at the time the option is granted. No option under the Directors Plan may be exercised subsequent to ten years from the date of grant. On June 30, 1997, the Company granted options to purchase 2,500 shares of Common Stock at an exercise price of $17.00 per share to each of Messrs. Stein, Bremer, Segel, Kenny and Muir for issuance under the Directors Plan.

                               OTHER INFORMATION

     SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information as of January 5, 1998 with respect to the beneficial ownership of the Company's Common Stock of each director, each nominee for director, each named executive officer in the Summary Compensation Table under "Executive Compensation," below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock. This information is based upon information received from or on behalf of the named individuals.

                                                      BENEFICIAL OWNERSHIP(1)
                                                      -----------------------
                  NAME AND ADDRESS OF                 NUMBER OF  PERCENT OF
                   BENEFICIAL OWNERS                   SHARES   COMMON SHARES
                  -------------------                 --------- -------------
   Massachussets Capital Resource Company(8).........   846,284      8.9%
    420 Boylston Street
    Boston, Massachusetts 02116
   Funds managed by Burr, Egan, Deleage & Co.(2).....   768,633      8.1%
    One Post Office Square, Suite 3800
    Boston, Massachussets 02103
   Charles T. O'Neill, as Trustee(3).................   768,372      8.1%
    O'Neill & Neylon
    950 Winter Street
    Waltham, Massachusetts 02154
   Jay A. Stein(4)...................................   692,500      7.3%
    Vivid Technologies, Inc.
    10E Commerce Way
    Woburn, Massachusetts 01801
   Pioneer Capital Corporation(9)....................   614,729      6.5%
    60 State Street
    Boston, Massachusetts 02109
   S. David Ellenbogen(5)............................   435,500      4.6%
   Frank Kenny(6)....................................   284,784      3.0%
   Stephen A. Reber(7)...............................    20,000       *
   James J. Aldo(7)..................................   113,000       *
   Daniel J. Silva(7)................................    87,000       *
   William J. Frain(7)...............................    17,700       *
   L. Paul Bremer III(7).............................     4,500       *
   Gerald Segel(7)...................................     4,500       *
   Glenn P. Muir(7)..................................    41,750       *
   All directors and executive officers as a
    group(7)(10 persons)............................. 1,701,234     17.9%

--------
 * Less than one percent.
(1) Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed.
(2) Comprised of (i) 425,700 shares and 106,794 shares issuable pursuant to presently exercisable warrants held by Alta III Limited Partnership ("Alta III"), (ii) 66,740 shares and 16,952 shares issuable pursuant to presently exercisable warrants held by Gallion Partners II ("Gallion"), (iii) 108,300 shares and 27,122 shares issuable pursuant to presently exercisable warrants held by C.V. Sofinnova Partners Four ("Sofinnova"), (iv) 10,690 shares and 2,682 shares issuable pursuant to presently exercisable warrants held by Alta Jami Boston Limited Partnership, ("Alta Jami") and (v) 3,508 shares and 145 shares issuable pursuant to presently exercisable warrants held by Golden Coins N.V. ("Golden Coins"), respectively. The respective general partners of Alta III, Alta Jami, Gallion, Golden Coins and Sofinnova exercise sole voting and investment power with respect to the shares held by the funds. The principals of Burr, Egan, Deleage & Co. ("Burr Egan") are general partners of Alta III Management Partners Limited Partnership (the general partner of Alta III) and Alta Jami. As general partners of these funds, the principals of Burr Egan may be deemed to share voting and investment power for the shares held by the funds. Burr Egan disclaim beneficial ownership of all shares held by the foregoing funds except to the extent of their pecuniary interests therein. Excludes shares beneficially owned by Beta Partners Limited Partnership. See footnote 6 below.
(3) Includes (i) 242,500 shares held by Mr. O'Neill as Trustee of the Ellenbogen Family Irrevocable Trust of 1996; (ii) 334,843 shares held by Mr. O'Neill as Trustee of the S. David Ellenbogen 1996 Retained Annuity Trust; and (iii) 191,029 shares held by Mr. O'Neill as Trustee of the Jay
    A. Stein 1996 Retained Annuity Trust. Mr. O'Neill disclaims beneficial ownership of all such shares.
(4) Includes 72,000 shares held by Dr. Stein as Trustee. Also includes 191,029 shares held in trust by Mr. O'Neill as Trustee of the Jay A. Stein 1996 Retained Annuity Trust. Dr. Stein disclaims beneficial ownership of the shares held by Dr. Stein as Trustee.
(5) Includes 60,000 shares held by Mr. Ellenbogen as Trustee. Also includes 334,843 shares held in trust by Mr. O'Neill as Trustee of the S. David Ellenbogen 1996 Retained Annuity Trust. Excludes 242,500 shares held in trust by Mr. O'Neill, as Trustee of the Ellenbogen Family Irrevocable Trust of 1996. Mr. Ellenbogen disclaims beneficial ownership of shares held by Mr. Ellenbogen as Trustee and shares held in trust by Mr. O'Neill as Trustee of the Ellenbogen Family Irrevocable Trust of 1996.
(6) Includes (i) 2,500 shares of Common Stock issuable pursuant to presently exercisable stock options and (ii) 282,284 shares beneficially owned by Beta Partners Limited Partnership. Mr. Kenny serves as general partner of Beta Management Partners Limited Partnership, the general partner of Beta Partners Limited Partnership. Mr. Kenny disclaims beneficial ownership of such shares except to the extent of his pecuniary interests therein.
(7) Includes shares subject to options which are exercisable within 60 days after January 5, 1998: Mr. Reber--20,000; Mr. Aldo--113,000; Mr. Silva-- 87,000; Mr. Frain--17,700; Mr. Bremer--4,500; Mr. Segel--4,500; Mr. Muir--
    41,750; and all directors and executive officers as a group--293,450.
(8) Comprised of 789,780 shares and 56,504 shares issuable pursuant to presently exercisable warrants.
(9) Comprised of 561,049 shares and 53,680 shares issuable pursuant to presently exercisable warrants.

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the compensation during the periods presented of the Company's Chief Executive Officer and the four other most highly compensated executive officers whose annual salary and bonus exceeded $100,000 for services in all capacities to the Company during the last fiscal year (the "Named Executive Officers").

                                                              LONG-TERM
                                 ANNUAL COMPENSATION(1)     COMPENSATION
        NAME AND          FISCAL -----------------------SECURITIES UNDERLYING     ALL OTHER
   PRINCIPAL POSITION      YEAR               BONUS($)      OPTIONS(#)(2)     COMPENSATION($)(5)
   ------------------     ------  SALARY($)  -------------------------------- ------------------
S. David Ellenbogen(3)..   1997  $    72,000 $    76,000           --                  --
 Chairman and CEO          1996  $    71,000 $    25,000           --                  --
Stephen A. Reber (4)....   1997  $   110,125 $    45,000       100,000             $52,285
 President and COO
James J. Aldo...........   1997  $   139,350 $   100,000        30,000             $ 2,850
 Vice President of         1996  $   114,916 $    93,750        20,000             $ 2,375
 Marketing and Sales
Daniel J. Silva.........   1997  $   136,650 $    75,000        30,000             $ 2,850
 Vice President of         1996  $   112,900 $    68,750        20,000             $ 2,140
 Operations
William J. Frain........   1997  $    89,850 $    35,000        20,000             $ 2,132
 Treasurer and
 Chief Financial Officer

--------
(1) In accordance with the rules of the Securities and Exchange Commission the compensation described in the tables does not include medical, group life insurance or other benefits received by the executive officers named in the above table which are available to all salaried employees of the Company, and certain perquisites and other personal benefits, securities or property received by the executive officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus described in this table.
(2) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive payments during fiscal 1996 and 1997.
(3) Represents Mr. Ellenbogen's compensation paid by the Company to Hologic pursuant to a management agreement between the Company and Hologic. The Company pays to Hologic its proportionate share of Hologic's overhead, including the salary of Hologic's employees rendering services to the Company. See "Certain Transactions."
(4) Mr. Reber joined the Company in February 1997.
(5) The amounts reported in this column consist of the Company's matching contribution under the 401(k) profit sharing plan. The amount for Stephen Reber includes $50,000 for relocation expenses reimbursed during fiscal 1997.

OPTION GRANTS IN 1997

  The following table contains information concerning grants of stock options under the 1989 Combination Stock Option Plan and 1996 Equity Incentive Plan to each of the Named Executive Officers during the fiscal year ended September 30, 1997:

                                    INDIVIDUAL GRANTS
                         ---------------------------------------
                           NUMBER OF      % OF TOTAL
                           SECURITIES      OPTIONS     EXERCISE
                           UNDERLYING     GRANTED TO    OR BASE                GRANT
                            OPTIONS      EMPLOYEES IN    PRICE   EXPIRATION DATE PRESENT
          NAME           GRANTED (#)(1) FISCAL 1997(2) ($/SHARE)    DATE    VALUE($)(3)
          ----           -------------- -------------- --------- ---------- ------------
S. David Ellenbogen.....        --            --           --           --         --
Stephen A. Reber........    100,000          25.9%      $10.75   12/23/2006   $583,416
James J. Aldo...........     30,000           7.8%      $16.25   01/16/2007   $243,987
Daniel J. Silva.........     30,000           7.8%      $16.25   01/16/2007   $243,987
William J. Frain........     20,000           5.2%      $16.25   01/16/2007   $162,658

--------
(1) All options shown in the table were granted under either the 1989 Combination Stock Option Plan or the 1996 Equity Incentive Plan, carry an exercise price of 100% of the fair market value on the date of grant, become exercisable at a rate of 20% per year beginning on the first anniversary date of the grant, provided the optionee is continuously employed from the date of grant to the date of exercise and expire on the tenth anniversary of the date of grant.
(2) Based on options to purchase an aggregate of 386,050 shares granted during fiscal 1997 to all employees.
(3) These values were calculated using the Black-Scholes option pricing model, a formula widely used and accepted for valuing traded stock options. The model is based on immediate exercisability and transferability which are not features of the options shown in the table. Any ultimate value will depend on the market value of the Company's stock at a future date. The following assumptions were used to calculate the values shown: no estimated future dividend yield; expected price volatility of .50; risk-free rate of return of 6.01%; and option holding period of 5 years.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

  The following table sets forth certain information regarding the exercise of stock options during the fiscal year ended September 30, 1997 and the fiscal year-end value of unexercised options for the Company's Named Executive Officers.

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                         SHARES ACQUIRED      VALUE         AT FISCAL YEAR END(#)    AT FISCAL YEAR END ($)(2)
          NAME           ON EXERCISE (#) REALIZED ($)(1) EXERCISABLE / UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           --------------- --------------- --------------------------- -------------------------
S. D. Ellenbogen........        --                --               -- /   --                  -- /     --
S. Reber................        --                --              -- /100,000                 -- /$475,000
J. Aldo.................     97,000        $1,089,000             -- / 59,500                 -- /$417,750
D. Silva................     63,000        $  997,690           8,000/ 64,000            $112,000/$483,000
W. Frain................        --                --           12,600/ 37,900            $182,450/$244,800

--------
(1) The amount "realized" reflects the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the executive officers may keep the shares they acquired upon the exercise of the options (or sell them at a different price), these amounts do not necessarily reflect cash realized upon the sale of those shares.
(2) Based upon the $15.50 closing market price of the Company's Common Stock as reported on the Nasdaq National Market System on September 30, 1997 minus the respective option exercise price.

EXECUTIVE BONUS PROGRAM

  The Compensation Committee of the Board of Directors approved an Executive and Key Employee Bonus Program for fiscal 1998 under which executive officers, senior management and key contributors selected by the Compensation Committee may be eligible for cash bonuses, awarded at the discretion of the Compensation Committee, to be paid in the first quarter of fiscal 1999. Under this program, if pre-tax profits exceed $3,000,000, a bonus pool is expected to be created equal to up to 6% of the Company's pre-tax profits. No bonus pool is expected to be created if the Company's pre-tax profits do not exceed $3,000,000. For fiscal 1997, bonuses of $445,000 were granted under a similar program approved for that year. The 1997 program was based upon pre-tax profits exceeding $3,000,000, with up to 6% of the operating profits available to fund the bonus pool.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Bremer, Kenny, Segel, and Muir served as members of the Compensation Committee of the Board of Directors during the Company's fiscal year ended September 30, 1997. Neither Ambassador Bremer, Mr. Kenny nor Mr. Segel has been an officer or employee of the Company or any of its subsidiaries.

  From August 1993 until October 1996, Mr. Muir served as an officer of the Company. During fiscal 1997, Mr. Muir served as Treasurer and Vice President of Finance of Hologic. Mr. Ellenbogen, the Company's Chairman and Chief Executive Officer, is a director of Hologic.

  Ambassador Bremer is a Managing Director of Kissinger Associates, Inc., a strategic consulting firm. In April 1996, the Company retained the services of Kissinger Associates to provide advice and assistance in connection with the Company's efforts to expand the market for its products and technology outside of the United States. The Company pays Kissinger Associates an annual retainer fee of $100,000, and will be required in certain instances to pay an additional fee based upon the value of each sale of equipment to a customer for which Kissinger Associates' assistance has been requested. In April 1997, the Company renewed the services of Kissinger Associates through April 1998.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors, consisting entirely of non-management directors, approves all policies under which compensation is paid or awarded to the Company's executive officers. The Committee is comprised of Messrs. Bremer, Kenny, Segel and Muir.

VIVID'S COMPENSATION PHILOSOPHY AND PLAN

  The Company's executive compensation program is designed to attract and retain superior executive talent, to provide incentives and rewards to executive officers who will contribute to the long-term success of Vivid and to closely align the interests of executives with those of Vivid's stockholders.

  The Committee reviews the Company's executive compensation program through the application of the subjective business judgment of each of its members and through an informal survey of executive compensation programs of peer companies. The Compensation Committee does not use a quantitative method or use a mathematical formula to set any element of compensation for a particular executive officer. The Compensation Committee uses discretion and considers all elements of an executive's compensation package when setting each portion of compensation which is based upon corporate performance and individual initiatives and performance. The principle elements of the Company's executive compensation program consist of: (i) base annual salary, (ii) executive bonus program and (iii) stock options.

  Base Annual Salaries. Base annual salaries for executive officers are proposed by the Chief Executive Officer and are evaluated by the Compensation Committee based upon the responsibilities of the position and the experience and knowledge of the individual. Also taken into consideration is the competitiveness of the marketplace for executive talent, including a comparison of base annual salaries for comparable positions at peer companies. Individual adjustments are made at the discretion of the Compensation Committee, taking into consideration factors such as the Company's performance and the Compensation Committee's subjective perception of the individual's performance.

  Executive Bonus Program. The Company maintains an Executive Bonus Program which provides for a bonus pool to be established for executive officers, senior management and key contributors of the Company based upon the amount by which the Company's pre-tax profits exceed certain specified targets for a fiscal year. Bonuses from this pool are allocated among the executive officers and other eligible employees at the discretion of the Compensation Committee, based upon the recommendations of the Chief Executive Officer and the Compensation Committee's subjective determination of the participant's performance during the year. For fiscal 1997, bonuses aggregating $445,000 were granted under the Executive Bonus Program. The 1997 program was based upon pre-tax profits exceeding $3,000,000, with up to 6% of the operating profits available to fund the bonus pool. See "Compensation of Executive Officers--Summary Compensation Table" and "Executive Bonus Program."

  Stock Options. The third component of executive officers' compensation is the Company's 1989 Combination Stock Option Plan and 1996 Equity Incentive Plan pursuant to which the Company has granted to executive officers options to purchase shares of Common Stock.

  Stock options are designed to align the interests of the executive with those of the stockholders. Stock options are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. These options generally vest at the rate of 20% per year, with the first installment vesting at the end of one year from the date of employment (for options granted upon initial employment) or the date of grant and are exercisable within ten years from the date of grant. This plan is designed to provide incentives for the creation of long-term value for the Company's stockholders as the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. The size of individual stock grants are based upon the recommendations of the Chief Executive Officer and the Committee's subjective review of the job responsibility and individual contribution to the Company's success. Previous stock option grants are considered when awards are determined.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  Under a management agreement, Hologic provided the Company with part-time management services of Mr. Ellenbogen. Under this arrangement, the Company was required to pay Hologic its proportionate share of Mr. Ellenbogen's salary. In addition, the Company paid Hologic a $76,000 discretionary bonus for Mr. Ellenbogen's management services provided in fiscal 1997. The amount of the bonus reflected the Compensation Committee's desire to reward Mr. Ellenbogen for the strong financial performance of the Company during the year and the extraordinary services performed by Mr. Ellenbogen in connection with the Company's initial public offering. See "Certain Transactions--Hologic, Inc."

CONCLUSION

  Through these programs, a significant portion of the Company's executive compensation is linked directly to individual and Company performance in pursuance of strategic goals as well as stock price appreciation.

  THE COMPENSATION COMMITTEE

  L. Paul Bremer
  Frank Kenny
  Glenn Muir
  Gerald Segel

                               PERFORMANCE GRAPH

  The following Performance Graph compares the yearly percentage change in the Company's cumulative total shareholder return on the Company's Common Stock for the period from December 11, 1996 (the date trading in the Company's Common Stock commenced) through September 30, 1997, based upon the market price of the Company's Common Stock, with the cumulative total return on the Nasdaq Composite Index ("Nasdaq") and the SIC Code Index ("SIC Index") calculated by The Nasdaq Stock Market, Inc. for NYSE/Amex/Nasdaq companies (SIC 3844) X-ray apparatus and tubes, for that period. The Performance Graph assumes the investment of $100 on December 11, 1996 in the Company's Common Stock, the Nasdaq and the SIC Index, and the reinvestment of any and all dividends.

                             [GRAPH APPEARS HERE]


                           CUMULATIVE TOTAL RETURN

                             DECEMBER 11, SEPTEMBER 30,
                                 1996         1997
                  -------------------------------------
            Vivid
             Technologies,
             Inc.                $100        $129.17
            Nasdaq               $100        $128.77
            SIC Index            $100        $ 97.05

                             CERTAIN TRANSACTIONS

  For the fiscal year ended September 30, 1997, the following transactions occurred which involved more than $60,000 between the Company and any director, executive officer, five percent (5%) beneficial owner of the Company's Common Stock or any member of the immediate family of any of the foregoing persons.

HOLOGIC, INC.

  In June 1989, the Company obtained an exclusive perpetual license to use certain patent rights and technology developed by Hologic for the development, manufacture and sale of X-ray screening security systems for explosives, drugs, currency and other contraband (subject to termination by either party for certain defaults). In September 1996, this license was amended to grant the Company a nonexclusive license to use these patents and technology for the development, manufacture and sale of X-ray-based products capable of being used for process control applications in the food and beverage industries. Mr. Ellenbogen and Dr. Stein are directors of Hologic and hold similar offices in the Company as they do in Hologic. Mr. Ellenbogen and Dr. Stein collectively beneficially own approximately 7% of the outstanding voting stock of Hologic.

  Under the license agreement with Hologic, the Company is required to pay Hologic royalties of 5% of the first $50 million of net sales of screening security systems using Hologic's technology, and 3% of net sales in excess of $50 million, up to a maximum of $200 million of net sales of these products. The Company is also required to pay royalties of 3% up to a maximum of $200 million of net sales of products covered by the nonexclusive license for food and beverage process control. The maximum aggregate royalties payable by the Company to Hologic under the exclusive arrangement are $7 million, and under the nonexclusive arrangement, are $6 million. In fiscal 1997, the Company incurred royalty expenses of approximately $988,000 under the license agreement. Through the end of fiscal 1997, the Company had incurred royalties on aggregate sales of approximately $79 million.

  Under a management agreement, Hologic provided the Company with part-time management services of Mr. Ellenbogen and Dr. Stein. Under this arrangement, the Company was required to pay Hologic its proportionate share of the salary of Hologic's employees rendering services to Vivid. Currently, the payments made under this arrangement are the Company's proportionate share of Mr. Ellenbogen's and Dr. Stein's compensation. Under this arrangement, no compensation is paid by the Company to any of Hologic's employees. The management agreement may be terminated by either party on six month's written notice. For the fiscal year ended September 30, 1997, the Company was charged approximately $112,000 by Hologic for services rendered under the agreement. In November 1997, Vivid paid Hologic a $76,000 bonus for the management services provided in fiscal 1997. The Company estimates that Mr. Ellenbogen and Dr. Stein have typically devoted approximately sixteen and eight hours per week, respectively, on matters involving the Company.

CONSULTING SERVICES

  Ambassador Bremer is a Managing Director of Kissinger Associates, Inc., a strategic consulting firm. In April 1996, the Company retained the services of Kissinger Associates to provide advice and assistance in connection with the Company's efforts to expand the market for its products and technology outside of the United States. The Company pays Kissinger Associates an annual retainer fee of $100,000, and will be required in certain instances to pay an additional fee based upon the value of each sale of equipment to a customer for which Kissinger Associates' assistance has been requested. In April 1997, the Company renewed the services of Kissinger Associates through April 1998.

INDEBTEDNESS OF MANAGEMENT

  In fiscal 1997, Stephen A. Reber, the President and Chief Operating Officer of the Company, borrowed an aggregate of $157,547 from the Company pursuant to a bridge loan to assist Mr. Reber in the purchase of a local primary residence in connection with his relocation to Massachusetts. The loan had no stated annual interest rate. This bridge loan was repaid to the Company in fiscal 1997.

CERTAIN FINANCING TRANSACTIONS

  In June 1989, the Company sold 234,375 shares of Series A Preferred Stock and 250,000 shares of Series B Preferred Stock to a limited number of investors pursuant to a private placement at prices of $10.00 and $.625 per share, respectively (an aggregate of $2,343,750 and $156,250, respectively). In January 1991 and July 1993 the Company sold an aggregate of 343,690 shares of Series C Preferred Stock and 254,585 shares of Series D Preferred Stock to a limited number of investors pursuant to private placements at prices of $10.00 and $1.50 per share, respectively (an aggregate of $3,436,900 and $381,873, respectively). The holders of this Preferred Stock also received warrants to purchase an aggregate of 361,002 shares of Common Stock. The Series A Preferred Stock and Series C Preferred Stock were not convertible and were redeemable by the Company at a purchase price of $10.00 per share. Each share of Series B Preferred Stock and Series D Preferred Stock was convertible into ten shares of Common Stock.

  The holders of the Series A Preferred Stock and Series C Preferred Stock deferred and waived certain of the Company's mandatory redemption obligations with respect to such Preferred Stock. The waivers remained effective through November 1, 1996 and thereafter until the holders of not less than 60% of the shares of the applicable series provide the Company with 60 days prior notice of their intention to reinstate the Company's mandatory redemption obligations with respect to the covered shares. All of these shares were redeemable within one year of June 30, 1996. The Company elected to redeem all of the 578,065 issued and outstanding shares of the Series A and Series C Preferred Stock at the closing of its initial public offering (the "Offering"), for an aggregate redemption price of $5,780,650, in order to eliminate certain rights and preferences that the holders of such stock would otherwise have had.

  Upon the closing of the Offering, the Series B Preferred Stock and Series D Preferred Stock was automatically converted into an aggregate of 5,045,850 shares of Common Stock. In connection with the Offering, the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock agreed to waive certain of their rights and preferences that related to the Offering and other continuing obligations of the Company.

  Purchasers of Company's Preferred Stock include:

                                                     NUMBER OF SHARES
                                            -----------------------------------
     PURCHASER(1)                           SERIES A SERIES B SERIES C SERIES D
     ------------                           -------- -------- -------- --------
Burr, Egan, Deleage & Co. ................. 102,001  108,801  143,131  106,024
Beta Partners Limited Partnership..........  37,500   40,000   52,621   38,978
Pioneer Capital Corporation................  37,500   40,000   52,621   38,978
Massachusetts Capital Resource Company.....  37,500   40,000   52,621   38,978
Claflin Capital Corporation................   9,375   10,000   27,964   20,714
HLM Partners V Limited Partnership.........  10,499   11,199   14,732   10,913

--------
(1) Includes shares held by venture capital funds managed or controlled by the purchasers listed above or by certain officers of one of those corporations. Beta Partners Limited Partnership is an affiliate of a director of the Company.

                             INDEPENDENT AUDITORS

  The Company has appointed Arthur Andersen LLP as the independent auditors to audit the Company's consolidated financial statements for the fiscal year ending September 30, 1998. Such firm has served continuously in that capacity since 1990.

  A representative of Arthur Andersen LLP will be at the Meeting and will be given an opportunity to make a statement, if so desired. The representative will be available to respond to appropriate questions.

                COMPLIANCE WITH BENEFICIAL OWNERSHIP REPORTING

  Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC"). Specific filing deadlines of these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended September 30, 1997. To the best of the Company's knowledge, all of these filing requirements have been satisfied. In making this statement, the Company has relied solely on written representations of its directors and executive officers and any ten percent stockholders and copies of the reports that they filed with the SEC.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

  To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Report of the Compensation Committee on Executive Compensation" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

                    FINANCIAL MATTERS AND FORM 10-K REPORT

  The Company's annual report for the fiscal year ended September 30, 1997, is being mailed with this proxy statement to stockholders entitled to notice of the meeting. The consolidated financial statements, unaudited selected quarterly data and management's discussion and analysis of financial condition and results of operations included in the annual report are incorporated by reference herein.

  THE COMPANY WILL PROVIDE EACH BENEFICIAL OWNER OF ITS SECURITIES WITH A COPY OF AN ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S MOST RECENT FISCAL YEAR, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO INVESTOR RELATIONS, VIVID TECHNOLOGIES, INC., 10E COMMERCE WAY, WOBURN, MASSACHUSETTS 01801.

                                VOTING PROXIES

  The Board of Directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors' recommendations.

                                          By order of the Board of Directors

                                          Lawrence M. Levy, Secretary
Woburn, Massachusetts
January 20, 1998

VIVID TECHNOLOGIES, INC.                PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
10E Commerce Way                                               FEBRUARY 25, 1998
Woburn, MA 01801
(781)938-7800


The undersigned stockholder of VIVID TECHNOLOGIES, INC., a Delaware corporation (the "Company), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated January 20, 1998, and hereby appoints S. David Ellenbogen and Jay A. Stein, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 10E Commerce Way, Woburn, Massachusetts 01801, on Wednesday, February 25, 1998, at 9:00 A.M. local time, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Meeting in accordance with the following instructions and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.


1. The election of two (2) Class I directors nominated by the Board of Directors each to hold office until the 2001 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified:

   [_] FOR all nominees below          [_] WITHHOLD AUTHORITY
       (except as indicated)               to vote for all nominees listed below

List of Nominees:  S. David Ellenbogen, Jay A. Stein

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------

================================================================================

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS SPECIFIED OR, WHERE NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL IN ITEM 1.

PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY IN THE ENCLOSED ENVELOPE.

Dated:____________________________, 1998
________________________________________
________________________________________

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed.